Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC ANNOUNCES 95% RENT COLLECTED IN FOURTH QUARTER,

45,000 SF LEASE RENEWAL WITH NY DEPARTMENT OF STATE

New York, January 20, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced today that it collected 95% of the original cash rent due for the fourth quarter 2021 as of January 19, 2022. The Company also announced the signing of a five-year lease renewal with the New York Department of State for approximately 45,000 square feet at 123 William Street, totaling approximately $10.1 million in straight-line rent over the new lease term.

“Fourth quarter rent collection was the highest we have seen since the pandemic began,” said Michael Weil, CEO of NYC. “We believe that our proactive asset management strategy contributed not only to our increasing rent collection success, but also to success in our leasing initiatives as evidenced by the recently renewed lease with the New York Department of State at 123 William Street. This lease renewal secures a large, credit-worthy tenant for five years at one of our premier properties.”

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

References in this presentation to the “Company,” “we,” “us” and “our” refer to New York City REIT, Inc. (“NYC”) and its consolidated subsidiaries.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063